Exhibit 10.6

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2005 DUNKIN’ BRANDS, INC. NON-QUALIFIED DEFERRED COMPENSATION

PLAN DOCUMENT

AMENDED AND RESTATED

January 1, 2009

ARTICLE 1. ESTABLISHMENT OF PLAN	4

ARTICLE 2. DEFINITIONS	4

ARTICLE 3. ADMINISTRATION	6
3.1. Committee
3.2. Delegation by Committee
3.3. Uniformity of Discretionary Acts
3.4. Claims Review Procedure
3.5. Indemnification

ARTICLE 4. SELECTION OF PARTICIPANTS	9

ARTICLE 5. DEFERRAL OF COMPENSATION	9
5.1. Eligible Deferral Compensation
5.2. Deferral Elections
5.3. Annual Company Matching Amount

ARTICLE 6. INTEREST EQUIVALENT FACTOR & MEASUREMENT FUNDS	10
6.1. Measurement Funds
6.2. Upon Change of Control
6.3. Crediting/Debiting of Account Balances

ARTICLE 7. PARTICIPANT ACCOUNTS	13
7.1. Establishment of Accounts
7.2. Adjustments to Accounts

ARTICLE 8. DISTRIBUTION OF ACCOUNT BENEFITS
8.1. Following Separation from Service
8.2. In-Service Distribution at Specified Date as Elected by the Participant
8.3. Unforeseen Financial Emergency
8.4. Disability
8.5. Change of Control
8.6. Tax Withholding
8.7. Compliance with Section 409A

ARTICLE 9. BENEFICIARY BENEFITS	13

ARTICLE 10. NATURE OF CLAIM FOR PAYMENTS

ARTICLE 11. ASSIGNMENT OR ALIENATION	16
11.1. Prohibition on Assignment
11.2. Domestic Relations Orders

ARTICLE 12. NO CONTRACT OF EMPLOYMENT	17

ARTICLE 13. AMENDMENT OR TERMINATION OF PLAN	17
13.1. Right to Amend
13.2. Amendment Required By Law

ARTICLE 14. TERMINATION	18
14.1. Right to Terminate Future Accruals
14.2. Termination and Liquidation of the Plan

ARTICLE 15. MISCELLANEOUS	18
15.1. Entire Agreement
15.2. Payment for the Benefit of an Incapacitated Individual
15.3. Governing Law
15.4. Severability
15.5. Headings and Subheadings

ARTICLE 1. ESTABLISHMENT OF PLAN

Dunkin’ Brands, Inc. established the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan effective as of January 1, 2005. The purpose of the Plan is to attract, retain and motivate certain executive employees, as well as those of its subsidiaries and affiliates, by providing them with the opportunity to defer receipt of certain amounts of compensation. The Plan is intended to be an unfunded plan maintained by the employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is also intended to be compliant with the requirements of Section 409A of the Internal Revenue Code (“Code”). The Plan shall be administered in a manner consistent with those intents.

The Plan is hereby and amended and restated, effective as of January 1, 2009, to comply with final regulations issued by the Internal Revenue Service (the “IRS”) under Code Section 409A.

ARTICLE 2. DEFINITIONS

As used herein, the masculine pronoun shall include the feminine gender, and the singular shall include the plural, and the plural, the singular, and the following terms shall have the following meanings unless a different meaning is clearly required by the context.

“Account” means the separate account for a Participant established pursuant to Article VII, §7.1 which consists of the Participant’s Deferrals, the Annual Company Matching Amounts and earnings thereon, which may pass to a Beneficiary pursuant to Article 9.

“Administrator” means the Committee who is responsible for the administration and operation of the Plan.

“Annual Company Matching Amount” for any one Plan Year shall be the amount determined in accordance with Article V, §5.3.

“Beneficiary” means any person or persons so designated in accordance with the provision of Article 9.

“Cash Balance Plan” means the qualified Cash Balance Plan offered to employees of the Company hired before March 1, 2005.

“Change of Control” means one of the following circumstances, determined in accordance with Section 409A and IRS regulations issued thereunder: (1) A change in ownership, which occurs when one person (or more than one person acting as a group) acquires ownership of corporate stock constituting more than 50% of the total fair market value or total voting power of stock of the corporation. (2) A change in effective control, which occurs when any one person (or more than one person acting as a group) acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of corporate stock constituting 35% or more of the total voting power of stock of the corporation, or when a majority of the Board of Directors is replaced during a 12-month period and such new appointments are not supported by a majority of the members of the current Board. (3) A change in ownership of a substantial portion of the assets of the corporation, which occurs when one person (or more than one person acting as a group) acquires (during the 12-month period ending on the date of the most recent acquisition by such person) assets from the corporation that have a gross fair market value of at least 40% of the total gross fair market value of all assets of the corporation immediately prior to such acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means a committee of no less that two and no more than five persons appointed from time to time by the Chief Executive Officer or President who are responsible for the administration of the plan.

“Company” or “the Corporation” means Dunkin’ Brands, Inc.

“Deferral Compensation” is defined in Section 5.1.

“Deferral Date” is defined in Section 8.2.

“Deferrals” means Deferral Compensation credited to a Participant’s Account during a calendar year as a result of a Participant’s elections pursuant to Section 5.2, plus, except where the context otherwise requires, amounts attributable to amounts deferred during such calendar year (i.e., earnings and losses).

“Eligible Deferral Compensation” is defined in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fixed Rate Fund” means a Measurement Fund, as may be selected by the Committee from time to time, that measures investment performance by an annual interest equivalent factor established by the Committee from time to time.

“401(k) Savings Plan” means the qualified 401(k) Savings Plan offered by the Company to employees meeting the proper service requirements.

“Measurement Funds” means the funds, as selected by the Committee, to be used as a performance measure when designated by a Participant for investment of amounts in the Participant’s Account in accordance with Article VI.

“Participant” means an executive who becomes eligible to participate in the Plan, and who elects to participate in the Plan, in accordance with Article 4.

“Performance-Based Compensation” means compensation, the amount of which or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months; provided that such performance criteria are established in writing not later than 90 days after the commencement of the performance period to which the criteria relate and that the outcome is not substantially certain at the time the criteria are established.

“Plan” means the 2005 Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan as set forth herein and in all subsequent amendments hereto. On and after October 1, 2010 ‘Plan’ means the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan as set forth herein and in all subsequent amendments hereto.

“Plan Year” means the calendar year.

“Trust” means the trust fund established pursuant to the Plan under the Trust Agreement.

“Trust Agreement” means the Trust Agreement dated as of May 17, 1999, as subsequently amended, or any successor trust agreement, as in effect from time to time.

“Trustee” means the trustee named in the Trust Agreement establishing the Trust and such successor and/or additional trustees, as may be named thereafter establishing the Trust.

ARTICLE 3. ADMINISTRATION

3.1. Committee. The Plan shall be administered by the Committee. The Committee is the Administrator of the Plan and shall have full discretionary authority to interpret the provisions of the Plan, determine the amount of various types of Deferral Compensation that may be deferred for the Plan Year, and decide all questions and settle all disputes which may arise in connection with the Plan, including the power to determine the rights of Participants and Beneficiaries, and to remedy any ambiguities, inconsistencies, or omissions in the Plan. All interpretations, decisions and determinations made by the Committee shall be binding on all persons concerned. No action of the Committee may reduce the amount of a Participant’s Account below the amount of such Account immediately before such action. No member of the Committee who is a Participant in the Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to himself (or to his Beneficiaries). The Committee may adopt such rules of procedure and regulations as may be necessary for the proper and efficient administration of the Plan.

3.2. Delegation by Committee. Except as the Committee may otherwise provide by written resolution, the Committee expressly delegates its duties and responsibilities under Section 3.1 (except for the duty to establish eligibility criteria under Article 4) to the Vice President Human Resources or such other person or persons as may be nominated by the Committee, who may further expressly delegate certain of such duties and responsibilities to other employees of the Company or outside persons or entities. For purposes of the Plan, any action taken by any such delegate pursuant to such delegation shall be considered to have been taken by the Committee.

3.3. Uniformity of Discretionary Acts. Whenever in the administration or operation of the Plan discretionary acts by the Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such actions shall be taken that shall discriminate in favor of any particular person or group of persons.

3.4. Claims Review Procedure.

(a) The Committee (as Administrator) shall notify Participants and, where appropriate, Beneficiaries, of their right to claim benefits under the claims procedures, and may, if appropriate, make forms available for filing of such claims, and shall provide the name of the person(s) with whom such claims should be filed.

(b) The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than 60 days after the claim is received by the Committee, unless special circumstances require an extension of time for processing the claim. If an extension is required, notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period, which notice shall indicate the reasons for the extension and the expected decision date. The extension shall not exceed 60 days. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within the period described in the three preceding sentences.

Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan on which denial is based, (iii) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (iv) an explanation of the procedure for further reviewing the denial of the claim under the Plan.

(c) The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant (or his duly authorized representative) having 60 days after receipt of denial of his claim or after the date of the deemed denial, to request in writing to the Committee a review of the denial notice. Upon such request for review, the claim shall be reviewed by the Committee (or its designated representative). In connection with such review, the Claimant has the right to review all pertinent documents and the right to submit documents, records, issues, comments and other information in writing, all of which shall be taken into account regardless of whether it was submitted in the initial benefit determination. The claimant shall be provided upon request, and at no charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

(d) The Committee shall establish a procedure for issuance of a decision by the Committee not later than 30 days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than 60 days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based. The written decision on review shall be given to the claimant within the 30 day (or if applicable, the 60 days) time limit discussed above. If the decision on review is not communicated within the time periods described in the three preceding sentences, the claim shall be deemed to have been denied upon review. All discussions on review shall be final and binding with respect to all concerned parties.

3.5. Indemnification. The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any member of the Committee and any Company employee delegatee (including any persons who formerly served as a member of the Committee) against any and all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was made in good faith.

3.6. Benefit Funding. Except as herein provided, the Company shall not be required to set aside or segregate any assets of any kind to meet its obligations hereunder.

To assist in meeting its obligations under the Plan, the Company has caused the Trust to be established, of which the Company is treated as the owner under Subpart E of Subchapter J, Chapter I of the Internal Revenue Code of 1986, as amended, and may deposit funds with the

Trustee of the Trust. The Trust is a rabbi trust which allows its assets to be subject to the Company’s creditors in the event of dissolution or insolvency.

Upon a Change of Control, the Company shall promptly appoint an independent discretionary Trustee (which may not be the Company or any subsidiary or affiliate) for the Trust, and, if at the time of a Change of Control, the Trust has not been fully funded, the Company shall, within the time and manner specified under such Trust, deposit in such Trust amounts sufficient to satisfy all obligations under the Plan as of the date of deposit.

In all events, the Company shall remain ultimately liable for the benefits payable under this Plan, and to the extent the assets at the disposal of the Trustee are insufficient to enable the Trustee to satisfy all benefits, the Company shall pay all such benefits necessary to meet its obligations under this Plan.

The obligations of the Company hereunder shall be binding upon its successors and assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

ARTICLE 4. SELECTION OF PARTICIPANTS

The Committee shall select, or shall establish the applicable criteria for determining, the employees of the Company (or its subsidiaries or affiliates) who are eligible to participate in the Plan. When an executive has been selected to participate in the Plan, he will be notified by the Committee in writing and given the opportunity to elect to defer compensation under the Plan. An executive who makes such an election is hereinafter referred to as a “Participant.” The initial election to defer must be made within the first 30 days of participation in the Plan and may only apply to compensation earned after the election.

ARTICLE 5. DEFERRAL OF COMPENSATION

5.1. Eligible Deferral Compensation. Prior to each Plan Year, the Committee shall establish if or to what extent base compensation or incentives under one or more incentive or other bonus programs may be deferred under the Plan (“Eligible Deferral Compensation”).

5.2. Deferral Elections. Prior to December 31st, a Participant may irrevocably elect, in accordance with this Article and Article 8, to defer receipt of all or part of his/her Eligible Deferral Compensation to be earned in the succeeding year; provided, however, that unless the Committee consents, such deferred amount for the year may not be less than $5,000. Notwithstanding the foregoing, a Participant’s election to defer Performance-Based Compensation may be made no later than 6 months before the end of the performance period to which the Performance-Based Compensation relates but in no event after such compensation has become readily ascertainable. A Participant’s election to defer his/her sign-on bonus must be made at the time the amount of the award is determined under the applicable program or thirty days following his/her hire date and, as a condition to deferring the sign-on bonus, the Participant must be required to perform services for the Company for a period of at least 12 months from the date of the election to defer or receive the sign-on bonus.

5.3. Annual Company Matching Amount. For each Plan Year, the Company, in its sole discretion, may, but is not required to, credit Annual Company Matching Amounts to the account of any Participant. A Participant’s Annual Company Matching Amount for a Plan Year shall be equal to (a) a contribution of 5% of the amount of his/her Deferrals for the Plan Year that, if not made, would have been taken into account as eligible compensation under the 401(k) Savings Plan, plus (b) the contributions that would have been made to the Cash Balance Plan on his/her behalf for the plan year of the Cash Balance Plan that corresponds to the Plan Year if the Participant had made no Deferrals and had been credited the maximum contribution to the Cash Balance Plan for such plan year, reduced by the amount of any contributions that were actually made to the Cash Balance Plan on his/her behalf for such plan year. If a Participant is not employed by the Company as of the last day of a Plan Year other than by reason of his or her retirement, disability or death, the Annual Company Matching Amount for such Plan Year shall be zero. In the event that a Participant is not employed by the Company on the last day of the Plan Year by reason of retirement, disability or death, a Participant shall be credited with the Annual Company Matching Amount for the Plan Year in which he/she retires, becomes disabled, or dies.

ARTICLE 6. INTEREST EQUIVALENT FACTOR & MEASUREMENT FUNDS

6.1. Measurement Funds. The Participant may elect one or more of the Measurement Funds selected by the Committee from time to time. As necessary, the Committee may, in its sole discretion discontinue, substitute, add or delete a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change. Notwithstanding the above, the platform provider may substitute measurement funds at any time as it deems necessary and appropriate for growth or performance reasons.

6.2. Upon Change of Control. For the first 12 months after a Change of Control, the annual interest equivalent factor applied to a Fixed Rate Fund, if a Fixed Rate Fund is selected by the Committee prior to a Change of Control, shall not be less than the highest annual interest equivalent factors applicable during the 24 months prior to the Change of Control. Further, for the first 12 months after a Change of Control, any Measurement Funds in existence prior to a Change in Control shall continue to be made available.

6.3. Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account in accordance with the following rules:

(a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 5.2 above, shall designate, on an Investment Designation Form, one or more Measurement Fund(s) to be used to determine the additional amounts to be credited or debited to his or her Account starting with the first day on which the Participant commences participation in the Plan and continuing thereafter for each subsequent day that the Participant participates in the Plan, unless changed in accordance with the next sentence. On each day that the Participant participates in the Plan, the Participant may (but is not required to) elect, by submitting an Investment Designation Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b) Proportionate Allocation. In making any investment designation described in Section 6.3(a) above, the Participant shall specify on the Investment Designation Form, in increments of 1 percentage points (i.e., 1%), the percentage of his Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance)

(c) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined, by the Committee, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund designated by the Participant, as determined by the Committee in its sole discretion, as though (a) his Account balance were invested in the Measurement Fund(s) designated by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (b) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the third business day after the day on which such amounts are actually deferred from the Participant’s base annual salary through reductions in his or her payroll, at the closing price on such date; (c) the Participant’s Annual Company Matching Amount were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of the Plan Year following the Plan Year to which it relates; and (d) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar quarter, on the seventh business day prior to the requested distribution date, at the closing price on such date.

(d) If the Committee receives a Participant’s Investment Designation Form which it finds to be incomplete, unclear or improper, the Participant’s investment designation then in effect shall remain in effect until the next calendar quarter unless the Committee provides for or permits the application of corrective action before that date.

(e) If the Committee does not receive an Investment Designation Form from the Participant at the time the initial deferral amounts are credited into the Participant’s Account or if the Committee possesses at any time designations as to the investment of less than all of a Participant’s Account balance, the Participant shall be considered to have designated that the undesignated portion of the Account be deemed to be invested in the investment option selected by the Committee from time to time, and the Committee shall not be liable for the investment option(s) it selects.

(f) No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s designation of any such Measurement Fund, the allocation to his or her Account balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a recordkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust. The Participant shall at all times remain an unsecured creditor of the Company. No provision in the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any of assets of the Company or the Trust which right it greater than the rights of any general unsecured creditor of the Employer.

ARTICLE 7. PARTICIPANT ACCOUNTS

7.1. Establishment of Accounts. The Committee shall establish a separate Account for each Participant reflecting the amounts due the Participant under the Plan and shall cause the Company to establish on its books Accounts reflecting the Company’s obligation to pay Participants the amounts due under the Plan.

7.2. Adjustments to Accounts. From time to time, the Committee shall adjust each Participant’s Account to credit amounts (i) the Participant has elected to defer under Article 5; (ii) the Annual Company Matching Amounts the Company has contributed under Article 5; and (iii) amounts based on the annual interest equivalent factors for a Fixed Rate Fund, if a Fixed Rate Fund is selected by the Committee and elected by the Participant, and / or gains or losses based on the applicable allocations in the other Measurement Funds, determined under Article 6. A Participant’s Account shall also be adjusted to reflect benefit payments and withdrawals under Article 8. A Participant’s Account shall continue to be adjusted under this Article 7 until the entire amount credited to the Account has been paid to the Participant or his/her Beneficiary.

ARTICLE 8. DISTRIBUTION OF ACCOUNT BENEFITS

The Participant’s Account benefits may not be distributed earlier than: (i) a separation from service; (ii) disability; (iii) unforeseen financial emergency; (iv) a Change in Control; or (v) a specified date as elected by the Participant under the terms of the Plan. The manner and form of payment of the Account benefits with respect to each event is described below.

8.1 Following Separation from Service

(a) Forms of Distribution. Subject to Sections 8.1(b), (c), (d) and (e), a Participant may elect in writing the manner in which his/her entire Account (other than amounts distributed prior to separation from service in accordance with the provisions of Sections 8.2, 8.3, or 8.4) is to be distributed, from among the following options:

(i)	A lump sum within 90 days after the Participant’s separation from service;

(ii)	A lump sum within 90 days after the later of (1) the Participant’s separation from service or (2) a specified date which date is not later than the Participant’s 65th birthday;

(iii)	In up to 15 annual installments, commencing within 90 days after the Participant’s separation from service; or

(iv)

In up to 15 annual installments, commencing within 90 days after the later of (1) the Participant’s separation from service or (2) a specified date which date is not later than the Participant’s 65th birthday.

(b) Timing of Distribution Election. A distribution election under Section 8.1(a) must be submitted to the Committee at the time a Participant makes an initial election to defer. Notwithstanding the foregoing, a Participant who has elected to receive payment at a time and in a form described in Section 8.1(a) may file a changed election with the Committee; provided, however, that: (i) the election is filed with the Committee at least 12 months before the initial distribution date (i.e. , the date the lump sum or the first installment is supposed to be paid); (ii) the changed election does not take effect for 12 months after the date on which the changed election was filed and (iii) the changed election provides that the initial distribution date (i.e., the date the lump sum or the first installment is supposed to be paid) is deferred at least five years from the date it was otherwise scheduled.

(c) Termination Before Age 50. Notwithstanding Sections 8.1(a) and (b), if a Participant separates from service before age 50, the Participant’s Account will be paid in a lump sum within 90 days after the Participant’s separation from service.

(d) Automatic Lump Sums. In the event a Participant’s Account is equal to or less than $10,000 as of the date of separation from service, the Participant’s Account shall be fully paid within 90 days after the Participant’s separation from service.

(e) Delay of Distribution to Specified Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee,” as defined in Section 409A of the Code and IRS regulations issued thereunder, as of the Participant’s separation from service, then the payment of any amounts payable under the Plan shall be postponed in compliance with Section 409A and IRS regulations issued thereunder (without any reduction in such payments ultimately paid or provided to the Participant) until the first payroll date that occurs after the date that is six months following the Participant’s separation from service. Any such postponed payments will be paid in a lump sum to the Participant on the first payroll date that occurs after the date that is six months following the Participant’s separation from service. If the Participant dies during the postponement period prior to the payment of the postponed amount, the amounts withheld under this Section 8.1(e) shall be paid pursuant to Article 9.

8.2 In-Service Distribution at Specified Date as Elected by the Participant. At the time of the initial or annual deferral election in accordance with Article 5, a Participant may elect to receive payment in a lump sum of a selected amount or percentage of the total amounts deferred pursuant to such election and interest earnings credited thereto in accordance with Article 6 at a specified date (“Deferral Date”). Such election shall be effective only if the Participant is an employee of the Employer on the Deferral Date. Thus, if the Participant separates from service prior to the Deferral Date, any amount subject to an election made pursuant to this Section 8.2 shall be paid in accordance with the election made by the Participant under Sections 8.1(a) or 8.1(b), if any. If the Participant has not made any election under Section 8.1(a) or 8.1(b), or if the Participant’s separation from service occurs prior to his 50th birthday, any amount subject to an election made pursuant to this Section 8.2 shall be paid to the Participant in a lump sum within 90 days following his separation from service.

Each In-Service Distribution elected shall be paid in the month and Plan Year designated by the Participant that is at least three (3) Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a three year In-Service Distribution is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2005, the three year In-Service Distribution would become payable during the designated month commencing in 2009.

Participants may file a changed election with the Committee to further defer their In-Service Distributions, provided that: (i) the election is filed with Committee at least 12 months before the initial distribution date; (ii) the changed distribution date is at least 5 years from the date the payment was to be made under the initial election; and (iii) the changed election shall not take effect for 12 months after the date on which the changed election was filed.

8.3 Unforeseen Financial Emergency. If prior to separation from service a Participant suffers an unforeseeable emergency due to circumstances beyond his control, the Participant may receive a distribution of all or any part of his Account if he has no other assets available to meet his financial hardship or the financial hardship cannot be relieved through reimbursement or compensation from insurance or otherwise. An unforeseeable emergency is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In no event shall the aggregate amount of the distribution exceed the amount determined by the Committee to be reasonably necessary to alleviate the Participant’s financial hardship and the anticipated taxes thereon.

8.4 Disability. Notwithstanding Section 8.1. and 8.2, if prior to separation from service, a Participant becomes totally disabled, the Participant shall within 90 days thereafter receive a lump sum distribution of his Account. For purposes of the Plan, a Participant is totally disabled when the employee is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

8.5 Change of Control. If upon a Change of Control, the Committee or Company determines to terminate and liquidate the Plan as permitted in Article 14, §14.2 distributions may be made in accordance with that section.

8.6 Tax Withholding. To the extent required by applicable law, Federal, State, and other taxes shall be withheld from a distribution.

8.7 Default Election. If a Participant has an Account hereunder but the Administrator, for any reason whatsoever, does not have an election made by the Participant under Section 8.1 or 8.2 after reasonable due diligence to locate same, such Participant’s Account shall be paid to him in a lump sum within 90 days following his separation from service.

8.8 Compliance with Section 409A. If the implementation of any of the foregoing provisions of the Plan would subject the Participants to taxes or penalties under Section 409A of the Code, the implementation of such provision shall be modified to avoid such taxes and penalties to the maximum extent possible while preserving to the maximum extent possible the benefits intended to be provided to Participants under the Plan.”

ARTICLE 9. BENEFICIARY BENEFITS

A Participant, on a form approved by the Committee, may designate a Beneficiary, or change any prior designation, to receive the remaining balance of his Account upon his death. A distribution election for payment of death benefits under Article 9 must be submitted to the Committee at the time the Participant makes the initial election to defer. Payments to a Beneficiary under this Article 9 shall be made in a lump sum or, if the Participant so elects for his Beneficiary, in a series of up to 15 annual installment payments, commencing as soon as administratively feasible following the Participant’s death.

Notwithstanding the preceding sentence, if a Participant dies after annual installments have commenced, the Beneficiary shall receive any remaining installments in accordance with the Participant’s installment election.

Notwithstanding the preceding two sentences, if a Beneficiary survives the Participant but dies before the Participant’s entire Account has been distributed, the remaining balance of the Participant’s Account shall be distributed in a lump sum to the Beneficiary’s estate as soon as practicable following receipt of notice of the Beneficiary’s death. If no Beneficiary is designated (or if a designated Beneficiary does not survive the Participant), the Participant’s Account balance shall be paid to the Participant’s estate in a lump sum as soon as practicable following receipt of notice of the Participant’s death.

ARTICLE 10. ARTICLE 10. NATURE OF CLAIM FOR PAYMENTS

A Participant shall have no right on account of the Plan in or to any specific assets of the Company or the Trust. Any right to any payment the Participant may have on account of the Plan shall be solely that of a general, unsecured creditor of the Company.”

ARTICLE 11. ASSIGNMENT OR ALIENATION

11.1. Prohibition on Assignment. Except as provided in Section 11.2 or as otherwise required by law, the interest hereunder of any Participant or Beneficiary shall not be alienable by the Participant or Beneficiary by assignment or any other method and will not be subject to be taken by his creditors by any process whatsoever, and any attempt to cause such interest to be so subjected shall not be recognized.

In the event that a Participant’s Account is garnished or attached by order of any Court, the Company may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s Account or, if the Company prefers, paid into the court to be distributable to the proper recipient.

11.2. Domestic Relations Orders

(a) Notwithstanding anything to the contrary in Article 9, if the Committee receives a Qualified Domestic Relations Order as described in Section 11.2(b) prior to the Participant’s

Account balance being distributed, all or portion of the Participant’s Account balance under the Plan may be paid to the person as specified in such order.

(b) A “Qualified Domestic Relations Order” means a judgment, decree, or order (including the approval of a settlement agreement) which:

(i)	is issued pursuant to a State’s domestic relations law;

(ii)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(iii)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(iv)	clearly specifies the name of the Plan to which such order applies and the name and the last known mailing address of the Participant and each alternate payee covered by the order;

(v)	clearly specifies the amount or percentage of the Participant’s benefits to be paid by the Plan to each such alternate payee, or the manner in which such amount or percentage is to be determined;

(vi)	does not require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a Qualified Domestic Relations order; and

(vii)	meets such other requirements as established by the Committee.

(c) The Committee shall determine whether any order received by it is a Qualified Domestic Relations Order within the meaning of Article 11, §11.2. In making this determination, the Committee may consider (but is not required to):

(i)	the rules applicable to “domestic relations orders” under section 414(p) of the Internal Revenue Code of 1986 and section 206(d) of ERISA;

(ii)	the procedures used under the 401(k) Savings Plan to determine the qualified status of domestic relations orders; and

(iii)	such other rules and procedures as it deems relevant.

ARTICLE 12. NO CONTRACT OF EMPLOYMENT

The Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, or to be consideration for the employment of any Participant. Nothing contained herein shall give any Participant the right to be retained in the employment of the Company or affect the right of the Company to terminate any Participant’s employment.

ARTICLE 13. AMENDMENT OR TERMINATION OF PLAN

13.1. Right to Amend. The Plan may be altered or amended in writing by the Committee or the Company, in any manner and at any time and all parties hereto or claiming any interest hereunder shall be bound by such amendment. However, no such alteration or amendment shall reduce the amount of a Participant’s Account or his or her rights to such Account as determined under the provisions of the Plan in effect immediately prior to such alteration or amendment

13.2. Amendment Required By Law. Notwithstanding the provisions of Section 13.1, the Committee or the Company may amend the Plan any time, retroactively if required, if found necessary in the opinion of legal counsel to the Committee or the Company to ensure that: (i) the Plan is characterized as a non-tax-qualified plan of deferred compensation under §409A of the Code; (ii) the Participants do not incur tax penalties under §409A; (iii) the Trust is characterized as a grantor trust as described in Code §§671-679 and a rabbi trust as described in Rev. Proc. 92- 64; and (iv) the Plan and the Trust conform to the provisions and requirements of any other applicable law.

ARTICLE 14. TERMINATION

14.1. Right to Terminate Future Accruals. The Committee and Company reserve the right, at any time, to terminate future accruals under the Plan; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination.

14.2. Termination and Liquidation of the Plan. The Committee and Company reserve the right to terminate and liquidate the Plan through the payment of all benefits hereunder in the circumstances permitted under IRS regulations issued under Section 409A and any such other circumstances specified in guidance of general applicability issued by the Internal Revenue Commissioner.

ARTICLE 15. MISCELLANEOUS

15.1. Entire Agreement. This plan document for the Plan contains the entire agreement between the Company and the Participants regarding the Plan and there are no promises or understandings of any kind regarding the Plan other than those stated herein.

15.2. Payment for the Benefit of an Incapacitated Individual. If the Committee of the 401(k) Savings Plan determines that payments due to a Participant under the 401(k) Savings Plan must be paid to another individual because of a Participant’s incapacitation, benefits under the Plan will be paid to that same individual designated for that purpose under the applicable provisions of the 401(k) Savings Plan.

15.3. Governing Law. The Plan will be construed, administered, and governed under the laws of the Commonwealth of Massachusetts, to the extent not preempted by federal law.

15.4. Severability. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

15.5. Headings and Subheadings. Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Plan.

[Signature page follows]

IN WITNESS WHEREOF, this Plan, as amended and restated hereunder, is adopted by the Committee or the Company on January 1, 2009, and is executed by a duly authorized officer of Dunkin’ Brands, Inc. as of the date indicated below.

DUNKIN’ BRANDS, INC. 130 Royall Street Canton, MA 02021

By:	/s/ Paul Leech
Title:	C.A.O
Date:	12/9/08

By:	/s/ Kate Lavelle
Title:	CFO
Date:	12/9/08